Exhibit 99.1

Molson Coors Beverage Company Reports 2022 Fourth Quarter and Full Year Results

Company Delivers Fourth Quarter Top-Line Growth, Exceeding Full Year Guidance on a Constant Currency Basis

Molson Coors Fourth Quarter Net Income Decreased $670 million Due to Partial Goodwill Impairment Charge. Fourth Quarter Underlying Net Income Increased 59.3% on a Constant Currency Basis Delivering on Full Year Bottom-Line Guidance

Establishes Fiscal 2023 Guidance for Continued Growth Amidst Global Inflationary Pressures

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--February 21, 2023--Molson Coors Beverage Company ("MCBC") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2022 fourth quarter and full year.

2022 FOURTH QUARTER FINANCIAL HIGHLIGHTS

  Net sales increased 0.4% reported and 3.8% in constant currency, primarily due to positive net pricing and favorable sales mix, partially offset by lower financial volumes.
  Net sales per hectoliter on a financial volume basis increased 7.8% reported and 11.4% in constant currency, primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization and favorable channel mix.
  U.S. GAAP loss before income taxes of $(564.1) million declined $673.6 million on a reported basis from income in the prior year largely driven by a non-cash $845 million partial goodwill impairment charge recognized in our Americas segment in the fourth quarter of 2022.
  Underlying (Non-GAAP) income before income taxes of $328.6 million increased 51.1% in constant currency.

2022 FULL YEAR FINANCIAL HIGHLIGHTS

  Net sales increased 4.1% reported and 7.0% in constant currency, primarily due to positive net pricing and favorable sales mix, partially offset by lower financial volumes.
  Net sales per hectoliter on a financial volume basis increased 6.3% reported and 9.3% in constant currency, primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization and favorable channel mix.
  U.S. GAAP loss before income taxes of $(62.5) million declined $1,301.5 million on a reported basis from income in the prior year largely driven by a non-cash $845 million partial goodwill impairment charge recognized in our Americas segment and $462 million of unfavorable changes in our unrealized mark-to-market commodity positions.
  Underlying (Non-GAAP) income before income taxes of $1,104.8 million increased 7.6% in constant currency.
  U.S. GAAP net loss attributable to MCBC of $(175.3) million, $(0.81) per share loss on a diluted basis. Underlying (Non-GAAP) diluted earnings per share of $4.10 per share decreased 1.2%.
  Net cash provided by operating activities of $1,502.0 million and Underlying (Non-GAAP) Free Cash Flow of $852.9 million.
  Reduction in net debt of $562.4 million since December 31, 2021.

CEO AND CFO PERSPECTIVES

In 2022, Molson Coors continued to execute against its Revitalization Plan delivering strong top- and bottom-line growth, while navigating a challenging macro environment. Since announcing the Revitalization Plan in 2019, Molson Coors has made incredible progress and the strategy is beginning to yield results. We have powerful core brands across our global markets that are seeing renewed strength, with Coors Light and Miller Lite in the U.S. posting their strongest combined full-year dollar share performance in a decade. In Canada, Molson Canadian grew industry share for the full year, and in the U.K., Carling continues to be the number one brand in the market. The Company has continued to aggressively premiumize its portfolio, not only with hard seltzers, but with Simply Spiked Lemonade in the U.S. and Madri in the U.K., which has become one of our top 5 above premium brands globally. And in the fourth quarter, Molson Coors' four largest economy brands in the U.S. combined to grow industry dollar share.

Despite an uncertain near-term macro environment, we believe Molson Coors is well-positioned for long-term success. The strength of the Company's brands, coupled with its continued investments in marketing and operational capabilities, provide a strong foundation for expected continued growth in 2023 and beyond.

Gavin Hattersley, President and Chief Executive Officer Statement:

“In 2022, Molson Coors delivered strong results for the year that exceeded our top-line guidance and met our bottom-line guidance for the full year. Our business is healthier today than it has been in many years, and our trajectory is strong. We have delivered our seventh consecutive quarter of top-line growth on a constant currency basis, driven by the strength of our core brands and growth in our above premium portfolio. We believe our 2022 results are not an aberration or a moment in time but a product of three years of work under our Revitalization Plan. And it is a milestone on our path to delivering sustainable growth, year after year."

Tracey Joubert, Chief Financial Officer Statement:

“We are proud of our accomplishments in 2022 particularly given the challenging inflationary and operating environment. While we expect these challenges to continue to impact us and our industry in 2023, we are issuing guidance for the year that anticipates continued growth while investing prudently in the long term health of the business and returning cash to shareholders."

CONSOLIDATED PERFORMANCE - FOURTH QUARTER AND FULL YEAR 2022
	For the three months ended
($ in millions, except per share data) (Unaudited)	December 31, 2022	December 31, 2021	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,629.5	$2,619.2	0.4%	$(89.1)	3.8%
U.S. GAAP income (loss) before income taxes	$(564.1)	$109.5	N/M	$9.2	N/M
Underlying income (loss) before income taxes(1)	$328.6	$215.5	52.5%	$2.9	51.1%
U.S. GAAP net income (loss)(2)	$(590.5)	$80.0	N/M
Per diluted share	$(2.73)	$0.37	N/M
Underlying net income (loss)(1)	$281.9	$176.2	60.0%
Per diluted share(3)	$1.30	$0.81	60.5%
N/M = Not meaningful
For the years ended
($ in millions, except per share data) (Unaudited)	December 31, 2022	December 31, 2021	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$ 10,701.0	$ 10,279.7	4.1%	$ (298.0)	7.0%
U.S. GAAP income (loss) before income taxes	$ (62.5)	$ 1,239.0	N/M	$ (15.1)	N/M
Underlying income (loss) before income taxes(1)	$ 1,104.8	$ 1,049.5	5.3%	$ (24.0)	7.6%
U.S. GAAP net income (loss)(2)	$ (175.3)	$ 1,005.7	N/M
Per diluted share	$ (0.81)	$ 4.62	N/M
Underlying net income (loss)(1)	$ 892.6	$ 902.1	(1.1) %
Per diluted share(3)	$ 4.10	$ 4.15	(1.2) %
N/M = Not meaningful
(1)

Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

(2)	Net income (loss) attributable to MCBC.
(3)

Underlying net income (loss) attributable to MCBC per diluted share for the three months and year ended December 31, 2022 were based on diluted shares of 217.4 million and 217.7 million, respectively. The underlying diluted share count includes incremental dilutive shares, using the treasury stock method, which are added to average shares outstanding.

NET SALES DRIVERS
For the three months ended December 31, 2022
Reported
Percent change versus comparable prior year period	Financial Volume	Price and Sales Mix	Currency	Net Sales	Net Sales per hectoliter (financial volume basis in constant currency)	Brand Volume
Consolidated	(6.9) %	10.7%	(3.4) %	0.4%	11.4%	(5.2) %
Americas	(10.5) %	10.9%	(1.1) %	(0.7) %	12.1%	(6.6) %
EMEA&APAC	4.7%	15.6%	(14.1) %	6.2%	14.9%	(1.0) %

For the year ended December 31, 2022
Reported
Percent change versus comparable prior year period	Financial Volume	Price and Sales Mix	Currency	Net Sales	Net Sales per hectoliter (financial volume basis in constant currency)	Brand Volume
Consolidated	(2.1) %	9.1%	(2.9) %	4.1%	9.3%	(2.0) %
Americas	(5.4) %	8.6%	(0.5) %	2.7%	9.1%	(3.3) %
EMEA&APAC	8.1%	17.0%	(13.8) %	11.3%	15.7%	1.8%

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FOURTH QUARTER 2021 RESULTS)

  Net sales: increased 0.4% on a reported basis, and 3.8% in constant currency primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization, partially offset by lower financial volumes. Financial volumes decreased 6.9% primarily due to lower Americas brand volumes and cycling the rebuild of U.S. distributor inventory levels in the prior year, partially offset by higher EMEA&APAC financial volumes. Brand volumes decreased 5.2% due to a 6.6% decline in the Americas as a result of softer industry performance.

  Net sales per hectoliter on a financial volume basis in constant currency increased 11.4%, primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization and favorable channel mix.
  Cost of goods sold (COGS) per hectoliter: increased 3.9% on a reported basis primarily due to cost inflation, mainly on materials, transportation and energy costs, mix impacts primarily from portfolio premiumization and volume deleverage, partially offset by the favorable impact of foreign currency movements, changes in our unrealized mark-to-market commodity positions and cost savings programs. Underlying COGS per hectoliter: increased 11.5% in constant currency primarily due to cost inflation, mainly on materials, transportation and energy costs, mix impacts from portfolio premiumization, and volume deleverage, partially offset by cost savings programs.
  Marketing, general & administrative (MG&A): decreased 13.5% on a reported basis due to the cycling of higher marketing spend in the prior year and the favorable impact of foreign currency movements. Underlying MG&A: decreased 9.9% in constant currency.
  U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $(564.1) million declined $673.6 million on a reported basis from income in the prior year primarily due to a non-cash $845 million partial goodwill impairment charge in our Americas segment, lower financial volumes and cost inflation, mainly on materials, transportation and energy costs, partially offset by positive net pricing, lower MG&A expense, changes in our unrealized mark-to-market commodity positions and favorable sales mix. The partial goodwill impairment charge in our Americas segment was largely driven by macroeconomic factors including the recent rising interest rate environment, cost inflation pressures in the near to medium term and a softening beer market in certain markets in which we operate.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $328.6 million improved 51.1% in constant currency primarily due to positive net pricing, lower MG&A expense and favorable sales mix, partially offset by lower financial volumes and cost inflation, mainly on materials, transportation and energy costs.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FOURTH QUARTER 2021 RESULTS)

Americas Segment

  Net sales: decreased 0.7% on a reported basis and increased 0.4% in constant currency. The increase in constant currency was primarily due to positive net pricing and favorable sales mix, partially offset by lower financial volumes. Financial volumes decreased 10.5% driven by an 11.2% decrease in U.S. domestic shipments attributed to lower brand volumes and cycling the rebuild of distributor inventory levels in the prior year, as well as lower shipments in Canada. Brand volumes decreased 6.6% including declines of 6.8% in the U.S. which were driven by softer industry performance as well as the timing impacts related to one less trading day in the quarter and a shift in volume due to price increases taken in the fourth quarter. Canada brand volumes declined 5.0% due to a softer beer industry and Latin America brand volumes declined 6.9%.

  Net sales per hectoliter on a financial volume basis in constant currency increased 12.1% primarily due to positive net pricing and favorable sales mix.
  U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $(499.2) million declined $757.6 million on a reported basis from income in the prior year primarily due to a non-cash $845 million partial goodwill impairment charge recognized in the fourth quarter of 2022, lower financial volumes, and cost inflation, mainly on materials, transportation and energy costs, partially offset by positive net pricing, lower MG&A expense and favorable sales mix. The lower MG&A spend was driven by the cycling of higher marketing spend in the prior year.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $346.5 million increased 29.8% in constant currency primarily due to positive net pricing, lower MG&A expense and favorable sales mix, partially offset by lower financial volumes and cost inflation, mainly on materials, transportation and energy costs.

EMEA&APAC Segment

  Net sales: increased 6.2% on a reported basis and 20.3% in constant currency, primarily due to higher financial volumes, positive net pricing and favorable sales mix. Financial volumes increased 4.7% primarily due to growth in our above premium portfolio, including the cycling of on-premise restrictions that occurred during the last quarter of 2021, particularly in the U.K. Brand volumes decreased 1.0%, primarily due to markets impacted by the Russia-Ukraine conflict, partially offset by higher volumes due to lapping prior year pandemic restrictions.

  Net sales per hectoliter on a financial volume basis in constant currency increased 14.9% primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization and positive channel mix including the cycling of on-premise restrictions that occurred during the last quarter of 2021.
  U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $12.4 million improved $29.2 million on a reported basis from a loss in the prior year primarily due to higher financial volumes, positive net pricing and favorable sales mix, partially offset by cost inflation, mainly on materials, transportation and energy costs.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $28.1 million improved $23.7 million in constant currency from the prior year, primarily due to higher financial volumes, positive net pricing and favorable sales mix, partially offset by cost inflation, mainly on materials, transportation and energy costs.

FULL YEAR CONSOLIDATED HIGHLIGHTS (VERSUS 2021 RESULTS)

  Net sales: increased 4.1% on a reported basis, and 7.0% in constant currency primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization and favorable channel mix, partially offset by lower financial volumes. Financial volume decreased 2.1% primarily due to industry softness in the Americas, cycling the rebuild of U.S. distributor levels in the prior year and the impacts of the Québec labor strike, partially offset by growth in Western Europe due to less onerous coronavirus pandemic restrictions.

  Net sales per hectoliter on a financial volume basis increased 9.3% in constant currency, primarily due to positive net pricing and favorable sales mix driven by portfolio premiumization and favorable channel mix.
  Cost of goods sold (COGS) per hectoliter: increased 15.6% on a reported basis primarily due to a $462 million increase as a result of changes in our unrealized mark-to-market commodity positions, cost inflation, mainly on materials, transportation and energy costs, mix impacts from portfolio premiumization, higher factored volumes and volume deleverage, partially offset by favorable impacts from foreign currency movements, lower depreciation expense and cost savings programs. Underlying COGS per hectoliter: increased 11.0% in constant currency primarily due to cost inflation, mainly on materials, transportation and energy costs, mix impacts from portfolio premiumization, higher factored volumes and volume deleverage, partially offset by lower depreciation expense and cost savings programs.
  Marketing, general & administrative (MG&A): increased 2.5% on a reported basis primarily due to the cycling of lower people-related costs in the prior year and the recording of a $56.6 million accrued liability related to potential losses as a result of the ongoing Keystone litigation case including associated interest, partially offset by the favorable impacts from foreign currency movements and reductions in marketing spend on non-core and discontinued brands. Underlying MG&A: increased 3.7% in constant currency.
  U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $(62.5) million declined $1,301.5 million on a reported basis from income in the prior year primarily due to a non-cash $845 million partial goodwill impairment charge recognized in our Americas segment in the fourth quarter of 2022, changes in our unrealized mark-to-market commodity positions of $462 million, cost inflation, mainly on materials, transportation and energy costs, lower financial volumes and higher MG&A spend, partially offset by positive net pricing, favorable sales mix and lower depreciation expense.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $1,104.8 million improved 7.6% in constant currency primarily due to positive net pricing, favorable sales mix and lower depreciation expense, partially offset by cost inflation, mainly on materials, transportation and energy costs, lower financial volumes and higher MG&A spend.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

  U.S. GAAP cash from operations: net cash provided by operating activities was $1,502.0 million for the year ended December 31, 2022 which decreased $71.5 million compared to the prior year primarily due to unfavorable timing of working capital and lower net income adjusted for non-cash items, partially offset by lower income taxes paid and lower payments for incentive compensation. The unfavorable timing of working capital includes the prior year net repayment against various tax payment deferral programs associated with the coronavirus pandemic.
  Underlying free cash flow: cash received of $852.9 million for the year ended December 31, 2022 which represents a decrease in cash received of $229.9 million from the prior year, primarily due to lower net cash provided by operating activities and higher capital expenditures as a result of significant investment in our Americas breweries.
  Debt: Total debt as of December 31, 2022 was $6,562.3 million and cash and cash equivalents totaled $600.0 million, resulting in net debt of $5,962.3 million and a net debt to underlying EBITDA ratio of 2.93x. As of December 31, 2021, our net to debt underlying EBITDA ratio was 3.14x.
  Dividends: A quarterly dividend of $0.38 per share was declared and paid to eligible shareholders of record on the respective record dates throughout 2022 for a total of $1.52 per share or a CAD equivalent of CAD 1.95 per share.
  Share Repurchase Program: On February 17, 2022, our Company's Board of Directors approved a share repurchase program up to an aggregate of $200 million of our Company's Class B common stock through March 31, 2026, with repurchases primarily intended to offset annual employee equity award grants. During the year ended December 31, 2022, we repurchased 995,000 shares under the share repurchase program at a weighted average price of $51.70 per share, including brokerage commissions, for an aggregate value of $51.5 million.

OTHER RESULTS

Tax Rates Table
(Unaudited)	For the three months ended		For the years ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
U.S. GAAP effective tax rate	(4.6%)	24.8%	(198.4%)	18.6%
Underlying effective tax rate(1)	13.8%	17.1%	19.1%	13.8%
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
  The decrease in our fourth quarter and full year U.S. GAAP effective tax rate was primarily due to the impact of a non-cash $845 million partial goodwill impairment recorded within our Americas segment in the fourth quarter of 2022, which related to goodwill not deductible for tax purposes. The decrease in our full year U.S. GAAP effective tax rate was further impacted by $18 million of tax expense recognized in 2021, which related to the remeasurement of our deferred tax liabilities following an announced corporate tax rate increase in the U.K. from 19% to 25%. These decreases to the full year effective tax rate were partially offset by the release of $73 million of reserves for unrecognized tax benefit positions as a result of a settlement reached on a tax audit in 2021.
  The decrease in our fourth quarter Underlying effective tax rate was primarily due to a $15 million discrete tax benefit recorded in the fourth quarter of 2022 compared to $6 million of discrete tax expense recorded in the fourth quarter of 2021. The increase in our full year Underlying effective tax rate was primarily due to cycling the release of $73 million of reserves for unrecognized tax benefit positions as a result of a settlement reached on a tax audit in 2021.

2023 OUTLOOK

Full Year Guidance

We expect to achieve the following targets for full year 2023 despite the inherent uncertainties that exist with a softer beer industry and the impacts of continued global inflationary cost pressures:

  Net sales: low single-digit increase versus 2022 on a constant currency basis.
  Underlying income (loss) before income taxes: low single-digit increase compared to 2022 on a constant currency basis.
  Capital Expenditures: $700 million incurred, plus or minus 5%
  Underlying free cash flow: $1.0 billion, plus or minus 10%.
  Underlying depreciation and amortization: $690 million, plus or minus 5%.
  Consolidated net interest expense: $240 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 21% to 23% for 2023.

On February 20, 2023, the Company's Board of Directors declared a quarterly dividend of $0.41 per share, to be paid on March 17, 2023, to shareholders of Class A and Class B common stock of record on March 3, 2023. Shareholders of exchangeable shares will receive the CAD equivalent of dividends declared on Class A and Class B common stock.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2022, compared to the fourth quarter or full year ended December 31, 2021. Some numbers may not sum due to rounding.

2022 FOURTH QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2022 fourth quarter and full year results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on May 1, 2023. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS

For more than two centuries Molson Coors Beverage Company has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling and Staropramen to Coors Banquet, Blue Moon Belgian White, Vizzy Hard Seltzer, Leinenkugel’s Summer Shandy, Miller High Life and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: Americas, operating in the U.S., Canada and various countries in the Caribbean, Latin and South America; and EMEA&APAC, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within the Middle East, Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Our Environmental, Social and Governance ("ESG") strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities, and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2023 Outlook," with respect to expectations of cost inflation, limited consumer disposable income, consumer preferences, overall volume trends, pricing trends, industry forces, cost reduction strategies, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, market share, expectations regarding future dividends and the impact of the coronavirus pandemic on our operations, liquidity, financial condition and financial results.

Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among other things, the deterioration of general economic, political, credit and/or capital market conditions, including those caused by ongoing Russia-Ukraine conflict or other geopolitical tensions; our dependence on the global supply chain and significant exposure to changes in commodity and other input prices and the impacts of supply chain constraints and inflationary pressures; weak, or weakening of, economic, social and other conditions in the markets in which we do business, including cost inflation and reductions in discretionary consumer spending; loss, operational disruptions or closure of a major brewery or other key facility, including those of our suppliers, due to unforeseen or catastrophic events or otherwise; cybersecurity incidents impacting our information systems, and violations of data privacy laws and regulations; our reliance on brand image, reputation, product quality and protection of intellectual property; constant evolution of the global beer industry and the broader alcohol industry, and our position within the global beer industry and success of our product in our markets; competition in our markets; our ability to successfully and timely innovate beyond beer; changes in the social acceptability, perceptions and the political view of the beverage categories in which we operate, including alcohol and cannabis; labor strikes, work stoppages or other employee-related issues; ESG issues, including those related to climate change and sustainability; climate change and other weather events; inadequate supply or availability of quality water; our dependence on key personnel; our reliance on third party service providers and internal and outsourced systems for our information technology and certain other administrative functions; impacts related to the coronavirus pandemic; investment performance of pension plan holdings and other factors impacting related pension plan costs and contributions; our significant debt level subjects us to financial and operating risks, and the agreements governing such debt, which subject us to financial and operating covenants and restrictions; deterioration in our credit rating; default by, or failure of, our counterparty financial institutions; impairments of the carrying value of our goodwill and other intangible assets; the estimates and assumptions on which our financial projections are based may prove to be inaccurate; our reliance on a small number of suppliers to obtain the input materials we need to operate our business; termination or changes of one or more manufacturer, distribution or production agreements, or issues caused by our dependence on the parties to these agreements; unfavorable outcomes of legal or regulatory matters; our operations in developing and emerging markets; changes to the regulation of the distribution systems for our products; our consolidated financial statements are subject to fluctuations in foreign exchange rates; changes in tax, environmental, trade or other regulations or failure to comply with existing licensing, trade and other regulations; risks associated with operating our joint ventures; failure to successfully identify, complete or integrate attractive acquisitions and joint ventures into our existing operations; the dependence of our U.S. business on independent distributors to sell our products, with no assurance that these distributors will effectively sell our products, and distributor consolidation in the U.S.; government mandated changes to the retail distribution model resulting from new regulations on our Canada business; risks our Americas business joint venture face in the Canadian cannabis industry; indemnities provided to the purchaser of our previous interest in the Cervejarias Kaiser Brasil S.A. business in Brazil; economic trends and intense competition in European markets; the potential for Pentland and the Coors Trust to disagree on a matter submitted to our stockholders or the super-majority of our board of directors to disagree on certain actions; the interests of the controlling stockholders may differ from those of other stockholders; shareholder activism efforts or unsolicited offers from a third party; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Information Resources, Inc. for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the three months ended		For the years ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Sales	$3,145.4	$3,194.4	$12,807.5	$12,449.9
Excise taxes	(515.9)	(575.2)	(2,106.5)	(2,170.2)
Net sales	2,629.5	2,619.2	10,701.0	10,279.7
Cost of goods sold	(1,705.8)	(1,761.9)	(7,045.8)	(6,226.3)
Gross profit	923.7	857.3	3,655.2	4,053.4
Marketing, general and administrative expenses	(575.5)	(665.1)	(2,618.8)	(2,554.5)
Goodwill impairment	(845.0)	—	(845.0)	—
Other operating income (expense), net	(15.7)	(27.2)	(38.6)	(44.5)
Equity income (loss)	1.0	—	4.7	—
Operating income (loss)	(511.5)	165.0	157.5	1,454.4
Interest income (expense), net	(57.7)	(61.8)	(246.3)	(258.3)
Other pension and postretirement benefits (costs), net	0.9	7.5	36.6	46.4
Other non-operating income (expense), net	4.2	(1.2)	(10.3)	(3.5)
Income (loss) before income taxes	(564.1)	109.5	(62.5)	1,239.0
Income tax benefit (expense)	(25.7)	(27.1)	(124.0)	(230.5)
Net income (loss)	(589.8)	82.4	(186.5)	1,008.5
Net (income) loss attributable to noncontrolling interests	(0.7)	(2.4)	11.2	(2.8)
Net income (loss) attributable to MCBC	$(590.5)	$80.0	$(175.3)	$1,005.7

Basic net income (loss) attributable to MCBC per share	$(2.73)	$0.37	$(0.81)	$4.63
Diluted net income (loss) attributable to MCBC per share	$(2.73)	$0.37	$(0.81)	$4.62

Weighted average shares - basic	216.6	217.2	216.9	217.1
Weighted average shares - diluted	216.6	217.6	216.9	217.6

Dividends per share	$0.38	$0.34	$1.52	$0.68

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$600.0	$637.4
Accounts receivable, net	739.8	678.9
Other receivables, net	126.4	200.5
Inventories, net	792.9	804.7
Other current assets, net	378.9	457.2
Total current assets	2,638.0	2,778.7
Properties, net	4,222.8	4,192.4
Goodwill	5,291.9	6,152.6
Other intangibles, net	12,800.1	13,286.8
Other assets	915.5	1,208.5
Total assets	$25,868.3	$27,619.0
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$2,978.3	$3,107.3
Current portion of long-term debt and short-term borrowings	397.1	514.9
Total current liabilities	3,375.4	3,622.2
Long-term debt	6,165.2	6,647.2
Pension and postretirement benefits	473.3	654.4
Deferred tax liabilities	2,646.4	2,704.6
Other liabilities	292.8	326.5
Total liabilities	12,953.1	13,954.9
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 210.5 shares and 210.1 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.2	102.2
Class B exchangeable shares, no par value (issued and outstanding: 11.0 shares and 11.1 shares, respectively)	413.3	417.8
Paid-in capital	7,006.4	6,970.9
Retained earnings	6,894.1	7,401.5
Accumulated other comprehensive income (loss)	(1,205.5)	(1,006.0)
Class B common stock held in treasury at cost (10.5 shares and 9.5 shares, respectively)	(522.9)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	12,689.7	13,417.1
Noncontrolling interests	225.5	247.0
Total equity	12,915.2	13,664.1
Total liabilities and equity	$25,868.3	$27,619.0

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the years ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$(186.5)	$1,008.5
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	684.8	786.1
Amortization of debt issuance costs and discounts	7.7	6.7
Share-based compensation	33.6	32.1
Goodwill impairment	845.0	—
(Gain) loss on sale or impairment of properties and other assets, net	18.6	9.1
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	236.4	(233.8)
Equity (income) loss	(4.7)	—
Income tax (benefit) expense	124.0	230.5
Income tax (paid) received	(76.6)	(227.0)
Interest expense, excluding amortization of debt issuance costs and discounts	242.9	253.6
Interest paid	(240.0)	(256.2)
Change in current assets and liabilities and other	(183.2)	(36.1)
Net cash provided by (used in) operating activities	1,502.0	1,573.5
Cash flows from investing activities
Additions to properties	(661.4)	(522.6)
Proceeds from sales of properties and other assets	32.2	26.0
Other	4.1	(13.3)
Net cash provided by (used in) investing activities	(625.1)	(509.9)
Cash flows from financing activities
Exercise of stock options under equity compensation plans	3.1	4.6
Dividends paid	(329.3)	(147.8)
Payments for purchases of treasury stock	(51.5)	—
Payments on debt and borrowings	(509.1)	(1,006.6)
Proceeds on debt and borrowings	7.0	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	(3.7)	1.4
Other	(6.0)	(23.8)
Net cash provided by (used in) financing activities	(889.5)	(1,172.2)
Effect of foreign exchange rate changes on cash and cash equivalents	(24.8)	(24.1)
Net increase (decrease) in cash and cash equivalents	(37.4)	(132.7)
Balance at beginning of year	637.4	770.1
Balance at end of year	$600.0	$637.4

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

Americas	Q4 2022	Q4 2021	Reported % Change	FX Impact	Constant Currency % Change	Full year 2022	Full year 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$2,131.3	$2,145.9	(0.7)	$(22.3)	0.4	$8,711.5	$8,485.0	2.7	$(49.0)	3.2
COGS(2)	(1,332.4)	(1,352.8)	1.5			(5,445.2)	(5,262.2)	(3.5)
MG&A	(455.3)	(528.9)	13.9			(2,079.1)	(2,021.7)	(2.8)
Income (loss) before income taxes	$(499.2)	$258.4	N/M	$6.0	N/M	$312.9	$1,176.5	(73.4)	$(2.6)	(73.2)
Underlying income (loss) before income taxes	$346.5	$264.3	31.1	$3.4	29.8	$1,239.4	$1,202.4	3.1	$(5.3)	3.5
Financial volume(1)(3)	14.456	16.144	(10.5)			60.323	63.737	(5.4)
Brand volume	13.624	14.590	(6.6)			57.382	59.334	(3.3)
EMEA&APAC	Q4 2022	Q4 2021	Reported % Change	FX Impact	Constant Currency % Change	Full year 2022	Full year 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$503.2	$473.9	6.2	$(66.8)	20.3	$2,005.2	$1,802.3	11.3	$(249.0)	25.1
COGS(2)	(356.1)	(331.0)	(7.6)			(1,386.4)	(1,208.3)	(14.7)
MG&A	(120.2)	(136.2)	11.7			(539.7)	(532.8)	(1.3)
Income (loss) before income taxes	$12.4	$(16.8)	N/M	$0.5	N/M	$61.0	$32.9	85.4	$(14.0)	128.0
Underlying income (loss) before income taxes	$28.1	$4.6	N/M	$(0.2)	N/M	$73.1	$54.1	35.1	$(13.7)	60.4
Financial volume(1)(3)	5.232	4.998	4.7			21.955	20.315	8.1
Brand volume	5.111	5.163	(1.0)			21.714	21.339	1.8
Unallocated & Eliminations	Q4 2022	Q4 2021	Reported % Change	FX Impact	Constant Currency % Change	Full year 2022	Full year 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$(5.0)	$(0.6)	N/M			$(15.7)	$(7.6)	(106.6)
COGS(2)	(17.3)	(78.1)	77.8			(214.2)	244.2	N/M
Income (loss) before income taxes	$(77.3)	$(132.1)	41.5	$2.7	39.4	$(436.4)	$29.6	N/M	$1.5	N/M
Underlying income (loss) before income taxes	$(46.0)	$(53.4)	13.9	$(0.3)	14.4	$(207.7)	$(207.0)	(0.3)	$(5.0)	2.1
Financial volume	(0.001)	(0.005)	N/M			(0.006)	(0.024)	N/M
Consolidated	Q4 2022	Q4 2021	Reported % Change	FX Impact	Constant Currency % Change	Full year 2022	Full year 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$2,629.5	$2,619.2	0.4	$(89.1)	3.8	$10,701.0	$10,279.7	4.1	$(298.0)	7.0
COGS	(1,705.8)	(1,761.9)	3.2			(7,045.8)	(6,226.3)	(13.2)
MG&A	(575.5)	(665.1)	13.5			(2,618.8)	(2,554.5)	(2.5)
Income (loss) before income taxes	$(564.1)	$109.5	N/M	$9.2	N/M	$(62.5)	$1,239.0	N/M	$(15.1)	N/M
Underlying income (loss) before income taxes	$328.6	$215.5	52.5	$2.9	51.1	$1,104.8	$1,049.5	5.3	$(24.0)	7.6
Financial volume(3)	19.687	21.137	(6.9)			82.272	84.028	(2.1)
Brand volume	18.735	19.753	(5.2)			79.096	80.673	(2.0)

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

N/M = Not meaningful

(1)	Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)

Financial volume in hectoliters for the Americas and EMEA&APAC excludes royalty volume of 0.762 million hectoliters and 0.201 million hectoliters for the three months ended December 31, 2022, respectively, and excludes royalty volume of 0.736 million hectoliters and 0.469 million hectoliters for three months ended December 31, 2021, respectively. Financial volume in hectoliters for the Americas and EMEA&APAC excludes royalty volume of 2.719 million hectoliters and 1.012 million hectoliters for the year ended December 31, 2022, respectively, and excludes royalty volume of 2.507 million hectoliters and 1.968 million hectoliters for the year ended December 31, 2021, respectively.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the three months ended			For the years ended
	December 31, 2022	December 31, 2021	Change	December 31, 2022	December 31, 2021	Change
Financial Volume	19.687	21.137	(6.9) %	82.272	84.028	(2.1) %
Contract brewing and wholesale/factored volume	(1.663)	(1.686)	(1.4) %	(6.793)	(6.730)	0.9%
Royalty volume	0.963	1.205	(20.1) %	3.731	4.475	(16.6) %
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.252)	(0.903)	(72.1) %	(0.114)	(1.100)	(89.6) %
Total Worldwide Brand Volume	18.735	19.753	(5.2) %	79.096	80.673	(2.0) %

Worldwide Brand Volume by Segment
Americas	13.624	14.590	(6.6) %	57.382	59.334	(3.3) %
EMEA&APAC	5.111	5.163	(1.0) %	21.714	21.339	1.8%
Total	18.735	19.753	(5.2) %	79.096	80.673	(2.0) %

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

In 2021, in order to support the overall premiumization of our portfolio, we strategically de-prioritized and rationalized certain non-core SKUs predominately in the economy segment. While we rationalized certain non-core SKUs, we retained key economy brands allowing us to maintain a portfolio for all socio-economic demographics. The revitalization plan is intended to drive sustainable net sales and earnings growth and could result in potential volume declines due to the rationalization and as the portfolio mix shifts towards a higher composition of above premium products.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.

  Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of the Company’s income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, restructuring and integration related costs, unrealized mark-to-market gains and losses, potential or incurred losses related to certain litigation accruals and settlements and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
  Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include the impact of unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
  Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
  Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of non-GAAP adjustment items (as defined above), the related tax effects of non-GAAP adjustment items and certain other discrete tax items.
  Underlying net income (loss) attributable to MCBC per diluted share (Closest GAAP Metric: Net Income (Loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. A reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If, after our non-GAAP adjustment items underlying net income (loss) attributable to MCBC becomes income, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.
  Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
  Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to Properties and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.
  Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
  Net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Income (Loss) Before Income Taxes) – Measure of the Company’s leverage calculated as Net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net Income (Loss) excluding Interest expense (income), income tax expense (benefit), depreciation and amortization, and the impact of non-GAAP adjustment items (as defined above). This measure is not the same as the company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
  Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.

Our guidance for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the three months ended December 31, 2022
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share(1)
Reported (U.S. GAAP)	$(1,705.8)	$(575.5)	$(564.1)	$(590.5)	$(2.73)
Adjustments to arrive at underlying
Goodwill impairment(2)	—	—	845.0	845.0	3.89
Restructuring	—	—	7.3	7.3	0.03
Intangible and tangible asset impairments, excluding goodwill	—	—	7.8	7.1	0.03
Gains and (losses) on other disposals	—	—	0.6	0.6	—
Unrealized mark-to-market (gains) losses	23.1	—	23.1	23.1	0.11
Other items	—	0.7	8.9	8.9	0.04
Total	$23.1	$0.7	$892.7	$892.0	$4.10
Tax effects on non-GAAP adjustments	—	—	—	(19.6)	(0.09)
Discrete tax items	—	—	—	—	—
Underlying (Non-GAAP)	$(1,682.7)	$(574.8)	$328.6	$281.9	$1.30

(In millions, except per share data) (Unaudited)	For the year ended December 31, 2022
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share(1)
Reported (U.S. GAAP)	$(7,045.8)	$(2,618.8)	$(62.5)	$(175.3)	$(0.81)
Adjustments to arrive at underlying
Goodwill impairment(2)	—	—	845.0	845.0	3.88
Restructuring	—	—	9.1	9.1	0.04
Intangible and tangible asset impairments, excluding goodwill(3)	—	—	36.3	23.5	0.11
Gains and (losses) on other disposals	—	—	(6.8)	(6.8)	(0.03)
Unrealized mark-to-market (gains) losses	225.8	—	225.8	225.8	1.04
Other items(4)	—	56.7	57.9	57.9	0.27
Total	$225.8	$56.7	$1,167.3	$1,154.5	5.30
Tax effects on non-GAAP adjustments	—	—	—	(86.5)	(0.40)
Discrete tax Items	—	—	—	(0.1)	—
Underlying (Non-GAAP)	$(6,820.0)	$(2,562.1)	$1,104.8	$892.6	$4.10

(1)

Due to the reported net loss attributable to MCBC, the reported diluted per shares calculated for the three months and year ended December 31, 2022 used a share count of 216.6 million and 216.9 million shares, respectively. Due to underlying net income attributable to MCBC, the adjustments to arrive at underlying per diluted share as well as underlying income per diluted share for the three months and year ended December 31, 2022 used a share count of 217.4 million and 217.7 million shares, respectively. Due to the differing share counts used to calculate the earnings per share impact, the earnings per share totals in the tables are not expected to sum.

(2)

During our required annual goodwill and indefinite-lived intangible asset impairment testing, we concluded that the carrying value of the Americas reporting unit was in excess of its fair value amount such that a non-cash partial goodwill impairment loss of $845.0 million was recorded.

(3)

During the first quarter of 2022, we identified a triggering event related to the Truss LP joint venture asset group within our Americas segment and recognized an impairment loss of $28.6 million, of which $12.1 million was attributable to the noncontrolling interest.

(4)

In the fourth quarter of 2022, we recorded a non-cash pension settlement loss of $8.0 million as a result of an annuity purchase for a portion of one of our Canada pension plans. In the third quarter of 2022, we recorded a non-cash pension settlement gain of $5.3 million as a result of an annuity purchase for a portion of our U.S. Qualified Pension Plan. In 2022, we recorded an accrued liability of $56.6 million as the best estimate of probable loss in the Keystone litigation case based on the judgment plus associated post-judgment interest.

Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the three months ended December 31, 2022
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$(499.2)	$12.4	$(77.3)	$(564.1)
Add/(less):
Cost of goods sold(1)	—	—	23.1	23.1
Marketing, general & administrative	0.7	—	—	0.7
Goodwill impairment(2)	845.0	—	—	845.0
Other non-GAAP adjustment items(3)	—	15.7	8.2	23.9
Total non-GAAP adjustment items	$845.7	$15.7	$31.3	$892.7
Underlying income (loss) before income taxes	$346.5	$28.1	$(46.0)	$328.6

(1)

Reflects changes in our mark-to-market positions on our commodity hedges recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(2)

During our required annual goodwill and indefinite-lived intangible asset impairment testing, we concluded that the carrying value of the Americas reporting unit was in excess of its fair value amount such that a non-cash partial goodwill impairment loss of $845.0 million was recorded.

(3)	Reflects employee-related restructuring charges, asset abandonment and other restructuring costs and asset impairments.
(In millions) (Unaudited)	For the year ended December 31, 2022
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$312.9	$61.0	$(436.4)	$(62.5)
Add/(less):
Cost of goods sold(1)	—	—	225.8	225.8
Marketing, general & administrative(2)	56.7	—	—	56.7
Goodwill impairment(3)	845.0	—	—	845.0
Other non-GAAP adjustment items(4)	24.8	12.1	2.9	39.8
Total non-GAAP adjustment items	$926.5	$12.1	$228.7	$1,167.3
Underlying income (loss) before income taxes	$1,239.4	$73.1	$(207.7)	$1,104.8

(1)

Reflects changes in our mark-to-market positions on our commodity hedges recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(2)

In 2022, we recorded an accrued a liability of $56.6 million within other liabilities as the best estimate of probable loss in the Keystone litigation case based on the judgment plus associated post-judgment interest.

(3)

During our required annual goodwill and indefinite-lived intangible asset impairment testing, we concluded that the carrying value of the Americas reporting unit was in excess of its fair value amount such that a non-cash partial goodwill impairment loss of $845.0 million was recorded.

(4)

Reflects employee-related restructuring charges, asset abandonment and other restructuring costs and asset impairments. During the first quarter of 2022, we identified a triggering event related to the Truss LP joint venture asset group within our Americas segment and recognized an impairment loss of $28.6 million, of which $12.1 million was attributable to the noncontrolling interest.

Effective Tax Rate Reconciliation

(Unaudited)	For the three months ended		For the years ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
U.S. GAAP Effective Tax Rate	(4.6%)	24.8%	(198.4%)	18.6%
Add/(less):
Tax effect of non-GAAP adjustment items(1)	18.4%	(2.4%)	217.7%	(2.3%)
Discrete tax items(1)(2)	—%	(5.3%)	(0.2%)	(2.5%)
Underlying (Non-GAAP) Effective Tax Rate	13.8%	17.1%	19.1%	13.8%

(1)

Adjustments related to the tax effect of non-GAAP adjustment items, which includes the non-cash $845 million partial goodwill impairment recorded within our Americas segment in the fourth quarter of 2022, as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

(2)	The change in tax effect of discrete tax items for the full year ended December 31, 2021 is primarily due to the recognition of $18 million of tax expense recorded in U.S. GAAP and removed from underlying related to the remeasurement of our deferred tax liabilities as a result of a corporate income tax rate increase in the U.K. from 19% to 25%.

The change in tax effect of discrete tax items for the three months ended December 31, 2021 is primarily due to the recognition of approximately $6 million of discrete tax expense recorded in U.S. GAAP and removed from underlying.

Underlying Free Cash Flow

(In millions) (Unaudited)		For the years ended
		December 31, 2022	December 31, 2021
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,502.0	$1,573.5
Less:	Additions to properties(1)	(661.4)	(522.6)
Add/Less:	Cash impact of non-GAAP adjustment items(2)	12.3	31.9
Non-GAAP:	Underlying Free Cash Flow	$852.9	$1,082.8

(1)	Included in net cash provided by (used in) investing activities.
(2)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the years ended December 31, 2022 and December 31, 2021 . The year ended December 31, 2021 also includes costs paid for the cybersecurity incident, net of insurance recoveries, in the Americas segment.

Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)		As of
		December 31, 2022	December 31, 2021
U.S. GAAP:	Current portion of long-term debt and short-term borrowings	$397.1	$514.9
Add:	Long-term debt	6,165.2	6,647.2
Less:	Cash and cash equivalents	600.0	637.4
	Net debt	$5,962.3	$6,524.7
	Q4 Underlying EBITDA	$555.5	$457.3
	Q3 Underlying EBITDA	$593.5	$642.6
	Q2 Underlying EBITDA	$566.4	$697.8
	Q1 Underlying EBITDA	$320.5	$280.0
Non-GAAP:	Underlying EBITDA(1)	$2,035.9	$2,077.7
	Net debt to underlying EBITDA ratio	2.93	3.14

(1)	Represents underlying EBITDA on a trailing twelve month basis.
Underlying EBITDA Reconciliation

($ in millions) (Unaudited)	For the three months ended
	December 31, 2022	December 31, 2021	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$(590.5)	$80.0	N/M
Add: Net income (loss) attributable to noncontrolling interests	0.7	2.4	(70.8	) %
U.S. GAAP: Net income (loss)	(589.8)	82.4	N/M
Add: Interest expense (income), net	57.7	61.8	(6.6	) %
Add: Income tax expense (benefit)	25.7	27.1	(5.2	) %
Add: Depreciation and amortization	169.2	181.9	(7.0	) %
Adjustments included in underlying income(1)	892.7	106.0	N/M
Adjustments to arrive at underlying EBITDA(1)	—	(1.9)	100.0%
Underlying EBITDA	$555.5	$457.3	21.5%

N/M = Not meaningful
(1)	Includes adjustments to income (loss) before income taxes related to non-GAAP adjustment items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.

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